Exhibit 10.1

DEPARTMENT OF THE TREASURY WASHINGTON, D.C. 20220

December 21, 2009
Mr. Robert Benmosche
President and Chief Executive Officer
American International Group, Inc.
70 Pine Street
27th Floor
New York, NY 10270

Re:	Reconsideration Request and Supplemental Determination Regarding 2009 Compensation Payments and Structures for Senior Executive Officers and Most Highly Compensated Employees
Dear Mr. Benmosche:
     Pursuant to the Department of the Treasury’s Interim Final Rule on TARP Standards for Compensation and Corporate Governance (the “Rule”), on October 22, 2009, the Special Master issued an initial determination (the “Initial Determination”) with respect to compensation payments for the senior executive officers and next 20 most highly compensated employees (“Top 25 Employees”) of American International Group, Inc. (“AIG”). 31 C.F.R. § 30.16(a)(3)(i). Under the Rule, AIG is permitted, within 30 days of the issuance of the Initial Determination, to request that the Special Master reconsider that determination, provided that the request specified relevant new information not previously considered by the Special Master. See id. § 30.16(c)(1).
     On November 20, 2009, AIG submitted a written request for reconsideration (the “Reconsideration Request”) of the Initial Ruling with respect to one Top 25 Employee. AIG’s prior submissions to the Office of the Special Master indicated that the Top 25 Employee would terminate employment with AIG during 2009, and the Initial Determination with respect to the Top 25 Employee reflected those submissions. The Reconsideration Request indicated, however, that the Top 25 Employee will remain in the employ of AIG. In light of that information, which was not previously considered by the Special Master, AIG requested that the Special Master reconsider the compensation payments approved in the Initial Determination for the Top 25 Employee.
     Under the Rule, the Special Master must, upon receipt of a written request for reconsideration, provide a final determination setting forth the facts and analysis that formed the basis for the determination. Id. This letter sets forth the final determination of the Special Master in light of AIG’s Reconsideration Request. In addition, this letter addresses certain other matters, including, as set forth below, certain technical corrections to the Initial Determination and to the Special Master’s December 11, 2009 determination with respect to compensation structures for certain employees (“Covered Employees 26–100) not subject to the Initial Determination (the “Second Determination”).

1. Reconsideration Request
     AIG’s previous submissions to the Office of the Special Master indicated that a specified Top 25 Employee (the “Specified Employee”) intended to depart AIG prior to the end of 2009. Based on that information, the Special Master’s Initial Determination approved compensation for the Specified Employee limited to a base salary of $450,000, payable through the Specified Employee’s departure date, and no further compensation for the remainder of 2009.
     AIG’s Reconsideration Request states that, rather than depart AIG prior to the end of 2009, the Specified Employee will remain in the employ of AIG. AIG has indicated that the employee is critical to AIG’s long-term performance and stability, and that his continued employment by AIG will significantly aid AIG’s ability to repay the taxpayer. In light of those facts, AIG’s Reconsideration Request seeks approval of two additional types of compensation for the Specified Employee for 2009: (1) a nunc pro tunc grant of stock salary, with a grant-date value of $3,258,333, and (2) an annual long-term incentive award, in an amount up to $1,000,000 depending on the Specified Employee’s achievement of objective performance metrics, to be granted in the form of “long-term restricted stock” as defined in the Rule (the “Proposed Structure”).
     The Rule requires that the Special Master determine for each Top 25 Employee whether the proposed compensation structure, including amounts payable or potentially payable under the compensation structure, “will or may result in payments that are inconsistent with the purposes of [S]ection 111 of EESA or TARP, or [is] otherwise contrary to the public interest.” 31 C.F.R. § 30.16(a)(3) (the “Public Interest Standard”). The Rule requires that the Special Master consider six principles when making these compensation determinations. Id. § 30.16(b)(1).
     The Special Master has reviewed the Reconsideration Request in detail by application of the principles set forth in the Rule. In particular, the Special Master’s review has been guided by the principle that compensation structures should be “performance-based over a relevant performance period.” Id. § 30.16(b)(l)(iv). The Initial Determination authorized no stock salary or annual long-term incentive award for the Specified Employee because AIG’s submissions indicated that the Specified Employee would depart AIG. Under those circumstances, no performance-based pay was necessary to align the interests of the Specified Employee with those of AIG and taxpayers. However, in light of the fact that the Specified Employee will remain in the employ of AIG, it is appropriate to provide the Specified Employee with long-term incentives to ensure that the employee contributes to AIG’s long-term success and, ultimately, AIG’s ability to repay taxpayers.
     Accordingly, the Special Master has determined that, in addition to the compensation approved for the Specified Employee in the Initial Determination, the Proposed Structure will not, by virtue of its structural design or the amounts potentially payable thereunder, result in payments inconsistent with the Public Interest Standard. In all other respects, the compensation structure for the Specified Employee must comply with the terms of the Initial Determination, including requirements related to the transferability of salary stock and the grant of long-term incentives.
     In addition, the Specified Employee shall remain subject to the requirement that “other” compensation and perquisites not exceed $25,000, except where a satisfactory independent justification is provided in formal submissions to the Office of the Special Master. To date, no satisfactory justification with respect to the Specified Employee has been provided to the Office of the Special Master. Accordingly, to the extent that the “other” compensation and perquisites in excess of $25,000 described in AIG’s submissions have been provided to the Specified Employee during 2009, in order to be consistent with the Public Interest Standard the compensation structure must provide for the reduction of amounts payable to the Specified Employee by any such excess, and such reduction may be subject to further review by the Office of the Special Master.
2. Technical Corrections
     The Initial Determination requires that stock salary granted to Top 25 Employees may only be redeemed by the employee in three equal, annual installments beginning on the second anniversary of grant, with each installment redeemable one year early if AIG repays its TARP obligations. The determinations were intended to accelerate the sale of stock salary only if AIG repays its obligations to taxpayers. AIG’s obligations, however, include both TARP obligations and obligations to other federal institutions. Thus, the Second Determination requires that stock salary granted to Covered Employees 26 – 100 may only be redeemed by the employee in three equal, annual installments beginning on the second anniversary of grant, with each installment redeemable one year early if AIG repays its federal obligations. Accordingly, Exhibit I sets forth corrections to the Initial Determination that bring the requirements of the Initial Determination with respect to salary stock into conformity with the requirements of the Second Determination.
     The Second Determination included the determinations of the Special Master with respect to amounts payable to Covered Employees 26 – 100 pursuant to certain expatriate arrangements. These arrangements are designed to make the employees whole for the costs of living overseas, at AIG’s request, in order to perform their duties. Those determinations were intended also to address payments pursuant to “tax equalization agreements,” as defined in the Rule; however, the Second Determination did not expressly address those arrangements. Accordingly, Exhibit I sets forth corrections to the Second Determination that clarify the determinations of the Special Master.
     In addition, upon further review of AIG’s submissions, it has come to the attention of the Office of the Special Master that one Top 25 Employee is also subject to expatriate arrangements. These arrangements were not expressly addressed in the Initial Determination. Accordingly, Exhibit I sets forth corrections to the Initial Determination that address payments pursuant to expatriate arrangements for that Top 25 Employee.

3. Additional Determinations
     Following the Initial Determination, AIG requested approval to alter the terms of the “stock salary” that may be granted to Top 25 Employees. The Initial Determination requires that any such “stock salary” be granted in the form of stock units reflecting the value of a “basket” of four particularly critical AIG insurance subsidiaries: American International Assurance Co. Ltd., American Life Insurance Co., Chartis, and AIG Domestic Life & Retirement Services Group. AIG has requested that such “stock salary,” in appropriate cases, now be granted in the form of vested common stock (or stock units reflecting the value of common stock) of AIG rather than the “basket.”
     The Special Master has reviewed this request in light of the principles set forth in the Rule. In particular, the Special Master’s review has been guided by the principle that compensation structures should be “performance-based over a relevant performance period.” Id. § 30.16(b)(1)(iv). Providing Top 25 Employees with stock salary in the form of common stock will provide those employees with incentives to maximize the value of AIG and, therefore, its ability to repay the taxpayer. Accordingly, the Special Master has determined that, for purposes of the Initial Determination, “stock salary” may include vested common stock (or stock units reflecting the value of common stock) of AIG, and that compensation structures for Top 25 Employees pursuant to the foregoing will not, by virtue of their structural design or the amounts potentially payable thereunder, result in payments inconsistent with the Public Interest Standard.
     The conclusions reached herein are limited to the authority vested in me by Section 30.16(a)(3) of the Rule, and shall not constitute, or be construed to constitute, the judgment of the Office of the Special Master or the Department of the Treasury with respect to the compliance of the proposed compensation structure or any other compensation structure for the subject employee with any other provision of the Rule. Moreover, my evaluation and conclusions have relied upon, and are qualified in their entirety by, the accuracy of the materials submitted by AIG to the Office of the Special Master, including without limitation the Reconsideration Request, and the absence of any material misstatement or omission in such materials.

Very truly yours,
/s/ Kenneth R. Feinberg
Kenneth R. Feinberg
Office of the Special Master for TARP Executive Compensation

cc:	Anastasia D. Kelly, Esquire Marc R. Trevino, Esquire

EXHIBIT I
AIG 2009 COMPENSATION DETERMINATIONS
TECHNICAL CORRECTIONS
1.	In Part IV.B.1.b. (on page A9) of the Initial Determination, the second sentence of the second paragraph is restated in its entirety as follows:
“Instead, stock salary may only be redeemable in three equal, annual installments beginning on the second anniversary of grant, with each installment redeemable one year early if AIG repays its federal obligations.”
2.	In Part IV.B.3. (on page A9) of the Second Determination, footnote 4 is restated in its entirety as follows:
“AIG has identified Covered Employees subject to expatriate arrangements providing for the payment of certain “other” compensation in excess of this limitation. These arrangements are designed to make the employees whole for the costs of living overseas, at AIG’s request, in order to perform their duties. The Special Master has reviewed these arrangements and has concluded that such payments, not to exceed $350,000 per employee (except in exceptional cases for good cause shown), are consistent with the Public Interest Standard, and that such payments may be disregarded for purposes of determining whether a Covered Employee’s compensation structure meets the requirements of the Public Interest Standard as set forth in this Part IV.B. In addition, the Special Master has concluded that payments to these employees pursuant to “tax equalization agreements,” as defined in the Rule, are consistent with the Public Interest Standard, and may be disregarded for purposes of determining whether a Covered Employee’s compensation structure meets the requirements of the Public Interest Standard as set forth in this Part IV.B.”
3.	In Part IV.B.l.d. (on page A10) of the Initial Determination, a footnote is added at the end of the last sentence of that Part, reading as follows:
“AIG has, however, identified one employee subject to an expatriate arrangement providing for the payment of certain “other” compensation in excess of this limitation, These arrangements are designed to make the employees whole for the costs of living overseas, at AIG’s request, in order to perform their duties. The Special Master has reviewed these arrangements and has concluded that such payments, not to exceed $350,000, in addition to payments to these employees pursuant to “tax equalization agreements,” as defined in the Rule, are consistent with the Public Interest Standard.”